Exhibit 23.1

1199 South Fairway Drive. Suite 200
Walnut, California 91789

Securities and Exchange Commission
Washington, DC 20549

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 13, 2008 to the consolidated financial statements of Fushi Copperweld, Inc. and Subsidiaries, which appears in the Annual Report on Form 10-K for the years ended December 31, 2007 and 2006 and the related consolidated statements of income and comprehensive income, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2007.

We also consent to the reference to our Firm under the caption “Experts” in such prospectus.

/s/ Moore Stephens Wurth Frazer and Torbet, LLP
Moore Stephens Wurth Frazer and Torbet, LLP
Walnut, California
August 14, 2008